Exhibit 15.1

To Whom It May Concern:

We hereby consent to the use in the Annual Report on Form 20-F of LogProstyle, Inc. of our Report of Independent Registered Public Accounting Firm, dated July 07, 2025, on the consolidated balance sheet of LogProstyle, Inc. as of March 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, consolidated statement of stockholders’ equity and consolidated statement of cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

July 07, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com